Exhibit 4.12

SPLIT AGREEMENT

SPLIT AGREEMENT, dated as of September 16, 2013 (this “Agreement”), between ClientConnect Ltd., a company organized under the laws of the State of Israel (the “Company”), and Conduit Ltd., a company organized under the laws of the State of Israel (“Conduit”).

W I T N E S S E T H:

WHEREAS	Conduit and its subsidiaries are, among other things, engaged in the Business (as defined below);

WHEREAS	the Business is conducted with certain assets and liabilities of Conduit and its subsidiaries;

WHEREAS	Conduit has decided to spin-off the Business (the "Split") and caused the Company to be formed for the purpose of carrying on the Business; and

WHEREAS
Conduit desires to transfer and assign to the Company, and the Company desires to assume from Conduit, the Transferred Assets and Assumed Liabilities (as hereinafter defined) and Conduit and the Company further desire to grant to each other rights and undertake certain covenants, all as more specifically provided and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE the parties hereby agree as follows:

1.	DEFINITIONS

1.1.          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1.1.1.           “Accounts Receivable” means all accounts receivable and accumulated revenues from partners, customers or others, in accordance with GAAP, including the parties hereto and their Affiliates (any of the foregoing persons to be generally referred to herein as “customers”) related to or arising out of the Business, the Products or the Transferred Assets.

1.1.2.           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Conduit and its Subsidiaries (other than the Transferred Subsidiaries), on the one hand, and the Company and the Transferred Subsidiaries), on the other hand, shall not be deemed Affiliates of one another.

1.1.3.           “Business” means the operations and activities currently conducted by Conduit and the Transferred Subsidiaries of research, development, marketing, sale, distribution, maintenance, provision of services for, the products, applications, technologies or solutions described in Schedule 1.1.3 (the “Products”), including all works-in-progress and in development, and as shall be conducted as of the Closing Date by Conduit and the Transferred Subsidiaries.

1.1.4.           “Business Day” means any day of the year on which banking institutions in Tel-Aviv-Jaffa, Israel, are generally open to the public for conducting business and are not required by law to close.

1.1.5.           “Consents” means consents, approvals, requirements, exemptions, orders, waivers, allowances, novations, clearances, authorizations, declarations, filings, registrations and notifications.

1.1.6.           “Consultants” means all Persons providing services to Conduit or any of its Subsidiaries in connection with the Business that have consented in writing to be transferred to the service of the Company as of the Closing, as listed in Schedule 1.1.6, whether engaged under a consulting Contract, Contract with man-power companies or otherwise. Schedule 1.1.6 may be updated by Conduit and the Company by removing or adding individuals to it, at any time prior to Closing, to reflect the individuals actually transferred with the Business as of the Closing.

1.1.7.           “Contract” means with respect to any Person, all agreements, undertakings, engagements, contracts, instruments, obligations, arrangements, promises, understandings and commitments (in each case, whether written or oral and whether express or implied) (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound, such as (as applicable): license agreements, manufacturing agreements, supply agreements, purchase orders, sales orders, distributor agreements, sales representation agreements, warranty agreements, indemnity agreements, maintenance and service agreements, employment and consulting agreements, guarantees, credit agreements, notes, mortgages, security agreements, financing leases, leases, comfort letters, derivative agreements, confidentiality agreements, joint venture agreements, partnership agreements, binding open bids and RFIs, RFPs and the like, powers of attorney, binding memoranda of understanding and binding letters of intent, including, in each case, all amendments, modifications and supplements thereto and Consents thereunder.

1.1.8.           “Damages” means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, costs and expenses, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or un-matured, accrued or un-accrued, liquidated or un-liquidated or due or to become due, and whenever or however arising and whether or not resulting from third party claims (including the reasonable costs and expenses of any and all Legal Proceedings or other legal matters); all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Legal Proceedings or other legal matters or in asserting, preserving or enforcing an indemnified party's rights hereunder.

1.1.9.           “Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, microfilms, photographs, letters, e-mails archives (solely of Employees and Consultants), budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing and advertising documentation (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), and other similar materials, in each case in whatever form, including electronic databases, printed and other electronic media.

1.1.10.         “Employees” means the individuals who are employed by Conduit or its Subsidiaries as of the date hereof in connection with the Business that have consented in writing to be transferred to the employment of the Company as of the Closing, as listed in Schedule 1.1.10. Schedule 1.1.10 may be updated by Conduit and the Company by removing or adding individuals to it, at any time prior to Closing, to reflect the individuals actually transferred with the Business as of the Closing.

1.1.11.         “Employment Agreement” each employment, consulting agreement or other engagement entered into between Conduit and its Subsidiaries, on the one side, and any Employee or Consultant, as the case may be, on the other side, or applicable to such Employees or Consultants, and each Contract relating to commissions, bonuses, benefits and other compensation terms or other Plan applicable to the Employees or Consultant, as the case may be.

1.1.12.         “GAAP” means Generally Accepted Accounting Principles in effect in the United States on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

1.1.13.         “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, (d) court, public or private arbitrator or other public tribunal or (e) fiscal, revenue, customs or excise authority, body, agency or official.

1.1.14.         “Intellectual Property” means any and all industrial and intellectual property rights worldwide and all rights associated therewith, whether registered or not, including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), invention disclosures, discoveries, improvements, including those that (i) are included in any Patent claim, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on a Patent, and/or (iii) could have been included as a claim in a Patent; and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights (collectively, “Patents”); (b) trademarks, common law trademarks, service marks, business and trade names, service names, brand names, trade dress rights, logos, Internet domain names and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, “Marks”); (c) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, “Copyrights”); (d) all trade secrets and confidential business and technical or commercial information (including ideas, research and development, data relating to inventions, results, reports, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications and customers databases) in any form, in each case, whether or not they constitute a "trade secret" as defined under applicable Law (collectively, “Trade Secrets”); (e) all (i) software, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (v) all Documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing (collectively, “Software”); (f) all computer and electronic data, data processing programs, documentation and software, both Source Code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs and Network Identifiers; (g) all rights to sue for and remedies against past, present and future infringements, misappropriate or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing, whether completed or works in progress.

1.1.15.         “Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, Order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and is applicable to and binding upon the relevant Person.

1.1.16.         “Legal Proceeding” means any judicial, administrative, mediation or arbitral action, cause of action, claim, demand, suit, litigation, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), at law or in equity by or before any Governmental Body, arbitrator or mediator.

1.1.17.         “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, fixed, absolute or contingent, matured or un-matured, accrued or un-accrued, liquidated or un-liquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

1.1.18.         “Lien” means any lien, pledge, security interest, charge, impairment of title, right of first refusal or other rights granted or created by Conduit or any of its Subsidiaries to third parties (other than licenses or rights of use in the ordinary course of business); it being clarified that when referring to a right of use or license from a third party, “Lien” shall only refer to the right of use or license and not to the underlying asset or right.

1.1.19.         “Network Identifiers” means all internet protocol addresses and networks used by Conduit, related directly or indirectly, in whole or in part, to the Business, including without limitation, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations.

1.1.20.         “Open Source” means any Software code or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is or is required to be distributed as freeware, free software, open source software, shareware, or similar licensing or distributing models; or (ii) is subject to any agreement or license with terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing, the software: (A) be disclosed, made available or distributed in Source Code or object code form; (B) be licensed for the purpose of making derivative works and/or redistributable; (C) be licensed under terms that allow or permit any third party to decompile, recompile, update, modify, reverse engineering, reverse assembly or disassembly all or any part of the software or merge the software into any other software; or (D) be redistributable at no charge. Open Source includes, but is not limited to, any license which complies with the Open Source Initiative Corporation’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI, or software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); the Artistic License (e.g., PERL); the Mozilla Public License(s); the Netscape Public License; the Berkeley Software Design (BSD) license including Free BSD or BSD-style license; the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL); an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces); the Apache Server license; and any licenses listed at http://www.opensource.org/licenses.

1.1.21.         “Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, edict, pronouncement, determination, reported decision, published opinion, verdict, sentence, stipulation, subpoena, ruling, writ, assessment or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel or any Contract with any Governmental Body that is or has been entered into in connection with any Legal Proceeding.

1.1.22.         “Permits” means any approvals, authorizations, consents, clearances, registrations, licenses, permits, qualifications, certificates or other authorizations of a Governmental Body.

1.1.23.         “Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity, including, any party to this Agreement.

1.1.24.         “Plan” means each plan, including any pension, retirement, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (other than the Option Plan, stock option, stock bonus, stock appreciation, phantom stock, restricted stock, restricted stock unit and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, unde“rstandings, arrangements or agreements, including without limitation all employee benefit plans, sponsored or maintained by any of Conduit or its Subsidiaries.

1.1.25.         “Representative(s)” means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors of such Person and its Affiliates, and the successors and assigns of any of the foregoing.

1.1.26.         “Section 102 Trustee” means ESOP Trust Company Ltd. or any duly authorized successor thereto, as the trustee holding shares or options to purchase shares of Conduit in trust appointed by Conduit in accordance with the provisions of Section 102 of the Tax Ordinance.

1.1.27.         “Section 350 Approval” means the approval by the District Court of Tel Aviv of a plan of arrangement under Section 350 of the Companies Law, 1999 for (inter alia) the transactions contemplated by this Agreement applied for by Conduit and in form and substance reasonably acceptable to the Company and Conduit.

1.1.28.         “Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code.

1.1.29.         “Subsidiary” of any Person means any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person, or (ii) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, or (iii) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

1.1.30.         “Tax” or “Taxes” means (i) any and all taxes, charges, duties, contributions, withholdings, fees, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever, whether direct or indirect, imposed by or payable to or accrued to the benefit of any federal, state, local or foreign tax authority and/or Governmental Body, including, without limitation, corporation taxes with respect to gross income, net income, gross receipts, license, payroll, employment, workers' compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), national health insurance, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, business, ad valorem, duties, turnover, goods, production, occupancy, utility, services, municipal, real property, abandoned property under escheatment Laws, capital gain, transfer and gain, alternative or add-on minimum, estimated, or other taxes or mandatory payments of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence by reason of membership in affiliated, consolidated, combined, unitary or similar Tax group by Contract, indemnity or otherwise, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person (including under the provisions of Section 105 of the Tax Ordinance) or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

1.1.31.         “Tax Ordinance” means the Israeli Tax Income Ordinance [New Version], 1961 together with the regulations and rules promulgated thereunder, as amended.

1.1.32.         “Transaction Documents” means this Agreement and any other agreement, certificate, instrument, schedule, exhibit or document attached or ancillary hereto or thereto.

1.1.33.         “Transferred Contracts” means all Contacts currently in effect or to be entered into after the date hereof and prior to the Closing relating to the Transferred Assets and/or the Business and/or to the operation of Conduit in connection with the Business to which Conduit is a party, including those listed on Schedule 2.1.4 hereto, but other than those included in the Excluded Assets and except for Transferred Intellectual Property Licenses.

1.1.34.         “Transferred Copyrights” means the Copyrights relating to or embedded in the Transferred Software and its related Documents.

1.1.35.         “Transferred Equipment” means personal computers used by the Employees or Consultants, IT equipment, research and development equipment, in each case, owned by Conduit and used for the conduct of the Business, as set forth in Schedule 2.1.2.

1.1.36.         “Transferred Intellectual Property” means the Transferred Copyrights, Transferred Software, Transferred Patents, Transferred Trademarks, Transferred Trade Secrets and Transferred Network Identifiers, and, subject to the foregoing, any other Intellectual Property owned by Conduit and primarily used in the Business, if any.

1.1.37.         “Transferred Intellectual Property Licenses” means, subject to Section 2.6 hereof, any rights of Conduit to use third party Intellectual Property primarily used in the Business (including, rights or licenses to agreements for development tools, Open Source and any other third party Intellectual Property which is embedded or used in or for the Transferred Assets or the Business, if any), including those listed on Schedule 1.1.37 hereto, but other than those licenses specifically included in the Excluded Assets.

1.1.38.         “Transferred Network Identifier” means the Network Identifiers listed on Schedule 1.1.38, excluding any item set forth in Section 2.2.2.

1.1.39.         “Transferred Patents” means the Patents listed on Schedule 1.11.1.39.

1.1.40.         “Transferred Software” means the Software owned by Conduit and primarily used in the Business, including those set forth on Schedule 1.1.40.

1.1.41.         “Transferred Subsidiary(ies)” means each of ClientConnect, Inc. (formerly, Conduit USA, Inc.), a corporation incorporated under the laws of the State of Delaware (the “US Subsidiary”) and ClientConnect B.V. (formerly, Conduit Connect B.V.), a company incorporated under the laws of the Netherlands (the “BV Subsidiary”), as the case may be.

1.1.42.         “Transferred Trademarks” means the Marks listed on Schedule 1.1.42.

1.1.43.         “Transferred Trade Secrets” means the Trade Secrets owned by Conduit and primarily used in the Business, including without limitation, those related to the Transferred Software and the Transferred Copyrights.

1.2.          Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the schedules, certificate or documents ancillary to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.	TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1.          Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall accept and assume from Conduit, and Conduit shall transfer, assign, convey and deliver to the Company all of Conduit's right, title and interest in, to and under the Transferred Assets, free and clear of any Liens.

“Transferred Assets” shall mean the following:

2.1.1.           the Transferred Intellectual Property and the Business Confidential Information (as defined in Section 5.7);

2.1.2.           the Transferred Equipment listed on Schedule 2.1.2 hereto;

2.1.3.           the Transferred Intellectual Property Licenses;

2.1.4.           the Transferred Contracts, including those listed on Schedule 2.1.4(a) hereto, and all rights of Conduit under the Transferred Contracts, and all performance and other bonds, security and other similar deposits provided by third parties for the benefit of Conduit related to any of the Transferred Contracts and all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof under any of the Transferred Contracts, subject to the special treatment of those certain Transferred Contracts listed on Schedule 2.1.4(b) and as set forth therein;

2.1.5.           all proposals submitted to, or discussions, negotiations and ongoing initiatives conducted by Conduit or its Subsidiaries prior to the date hereof with potential customers of and related to the Business which are still outstanding;

2.1.6.           all product liability (including errors and omissions (E&O) insurance) or third party insurance proceeds to the extent received or receivable after the Closing in respect of any of the Transferred Assets;

2.1.7.           all warranties and similar rights in favor of Conduit to the extent primarily benefiting any Transferred Asset or the Business;

2.1.8.           any and all amounts owed (including interest accrued thereon) by any of the Transferred Subsidiaries to Conduit, if any;

2.1.9.           the following financial assets primarily related to the Business and/or the Transferred Assets prepaid expenses and intercompany receivables or debt owed by any of the Transferred Subsidiaries to Conduit;

2.1.10.         all rights and title to the Severance Funds (as defined in Section 5.5.3) and any Education Fund maintained for or on behalf of the Employees;

2.1.11.         all rights to apply in any or all countries and regions of the world for Patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances or registrations of any type related to the Products and the Transferred Assets, including any Transferred Intellectual Property, any improvements, enhancements and derivatives thereof as of the Closing, and the right, title and interest in any such application so filed or patents or other registration so obtained;

2.1.12.         all past, present and future causes of action (whether known or unknown, and whether currently pending, filed or otherwise) and other enforcement rights primarily under, or on account of, the Business, the Products or any Transferred Assets, including, without limitation, all causes of action and other enforcement rights for damages, profits, royalties or other payments, injunctive relief, and any other remedies of any kind for past, current and future infringement, misappropriation or any violations of any one of the rights embodied in any of the Transferred Assets, including all rights of Conduit to any Legal Proceedings primarily related to the ownership, use or value of any Transferred Asset, any Assumed Liability or the Business (without derogating from Section 7);

2.1.13.         all claims, causes of action, choices in action, rights of recovery and rights of set off pertaining to or arising out of the Transferred Assets or the Assumed Liabilities, whether before or after the Closing Date;

2.1.14.         the 3,000 shares of Common Stock, par value $0.01 per share, of Conduit US, and 180 shares of Conduit BV, representing all of the issued and outstanding share capital of the Transferred Subsidiaries (the “US Transferred Shares” and the “BV Transferred Shares”, respectively, and collectively, the “Transferred Subsidiaries Shares”);

2.1.15.         all of the goodwill associated with the Business and/or any Transferred Assets;

2.1.16.         all Documents that are primarily used or relate to the Business or any of the Transferred Assets;

2.1.17.         all Permits used or held for use as of Closing in the Business or relating to the Transferred Assets (or any portion thereof) and listed on Schedule 2.1.17, except for Permits that are not transferable under Law; and

2.1.18.         all other rights, assets and properties business, wherever located, real, personal or mixed, tangible or intangible, owned or used by Conduit and its Subsidiaries and primarily used in or relating to the Business.

The lists and schedules of Transferred Assets will be updated immediately prior to the Closing, to take into consideration additional Transferred Assets used, licensed, purchased, created, developed, or owned by Conduit during the period from the date hereof to the Closing Date. Any rights, assets, properties and business that fall within the above definition of Transferred Assets shall be deemed a Transferred Asset, notwithstanding the failure to list the same on any of the aforementioned lists and schedules.

2.2.          Excluded Assets.  Notwithstanding anything to the contrary in Section 2.1, the Transferred Assets shall not include, and Conduit is not transferring, assigning, conveying or delivering to the Company and the Company is not acquiring or accepting from Conduit, any of the following rights, properties or assets  (the “Excluded Assets”):

2.2.1.           Contracts in respect of services that relate generally to the operations of Conduit and not specifically with respect to the Business (such as, marketing agreements, placement agreements, man-power agreements, car lease framework agreements, mobile phone operators framework agreements, etc.), including those listed in Schedule 2.2.1 but other than those specifically indicated on Schedule 2.1.4, if any;

2.2.2.           any Network Identifier or Mark that includes the word “conduit”;

2.2.3.           any and all office equipment, telecom equipment, facsimiles, printers, scanners, servers, computers, hardware, and any material or machines and related peripherals, as well as all furniture, fixtures, furnishings, leasehold improvements, and other tangible personal property used, owned or leased by Conduit, used for the conduct of the Business, except to the extent included in the Transferred Equipment;

2.2.4.           any Contracts the underlying service, product or right of which is the subject of a services or right of use granted to the Company under the Conduit Services Agreement, including without limitation, premises lease agreement;

2.2.5.           all Accounts Receivable resulting from the conduct of the Business prior to or as of the Closing Date (whether or not paid by the Closing Date; e.g. an invoice issued in December 2013 or January 2014 with respect any Account Receivable arising until or as of the Closing Date that is to be paid after the Closing Date);

2.2.6.           any cash, deposits, investments and securities (other than the Transferred Subsidiaries Shares);

2.2.7.           all Permits used or held by Conduit, including corporate Permits that qualify Conduit to operate in any jurisdiction or Permits that relate to the operations of Conduit;

2.2.8.           all Documents related solely to any Excluded Assets;

2.2.9.           all of the goodwill associated with any Excluded Assets; and

2.2.10.         all other rights, assets and properties business, wherever located, real, personal or mixed, tangible or intangible, owned or used by Conduit and its Subsidiaries and that are not primarily used in or relating to the Business.

2.3.          Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall assume all Liabilities that related to or arise from the Transferred Assets, the Products and/or the Business and/or the operation of the Business and/or the Transferred Subsidiaries, whether incurred prior to or after the Closing, and whether they arise out of facts or circumstances occurring prior to or after the Closing (the “Assumed Liabilities”), but excluding Excluded Liabilities.

Without limiting the generality of the foregoing, Assumed Liabilities shall include, without duplication:

2.3.1.           any Liabilities in respect of any and all products or Software sold and/or purchased and/or distributed, and/or services performed and/or received by, or on behalf of, Conduit and its Subsidiaries in connection with the Business;

2.3.2.           any Liabilities arising out or in respect of the Business (whether prior to or after the Closing) and its operation by or on behalf of Conduit and its Subsidiaries prior to the Closing, excluding the Excluded Liabilities;

2.3.3.           any amounts owed by Conduit to Perion Network Ltd. under that certain Publisher Agreement between Prize and Conduit dated August 12, 2013 with respect to the months November and December 2013;

2.3.4.           any Liabilities whether arising under any Contract (excluding those included in the Excluded Assets), commitment, agreement, tort or otherwise, which arise from facts or circumstances occurring on prior to or after the Closing Date that are related to or arise from the Transferred Assets, the Products and/or the Business, excluding the Excluded Liabilities;

2.3.5.           any Liabilities arising out, or in respect of, or to users of the Business, whether such users accepted the privacy or license terms (offline or online, including during installation, download or any other acceptance process) or not.

2.3.6.           any Liability in respect of any proposals submitted to, or discussions, negotiations and ongoing initiatives conducted by Conduit or its Subsidiaries prior to the date hereof to potential customers of the Business;

2.3.7.           any Liabilities arising out of, under or in connection with any Transferred Contracts or any other Transferred Asset which arise from facts or circumstances occurring prior to or after the Closing Date (whether or not incurred on or prior to the Closing Date), including, any default or breach by Conduit under such Transferred Contracts with respect to any period prior to Closing;

2.3.8.           the obligations relating to those certain Transferred Contracts listed on Schedule 2.1.4(b) and as set forth therein;

2.3.9.           any Liabilities and Damages that may arise from third party claims relating to the Transferred Intellectual Property, Transferred Intellectual Property Licenses or other Transferred Assets breaching, misappropriating, diluting or infringing, prior to Closing or (subject to Section 2.4.11) after the Closing, third party Intellectual Property;

2.3.10.         other than as set forth in Section 2.4.11 below, any Liabilities in respect of any pending or threatened Legal Proceeding that relate to or arise from the Transferred Assets, the Products and/or the Business and/or the operation of the Business;

2.3.11.         any and all amounts owed (including interest accrued thereon) by Conduit to any of the Transferred Subsidiaries and intercompany payables or debt owed by Conduit to any of the Transferred Subsidiaries;

2.3.12.         all and any of the Liabilities to any Employees or Consultants (whether pursuant to Law, Contract or Plan), whether arising from facts or circumstances occurring prior to or after the Closing Date (including, without limitation, any obligation to deduct and contribute any amounts to any Plan, any obligation or assumed benefit described in Section 5.5, and any Liabilities arising in connection with the termination of their employment or engagement), excluding those set forth in Section 2.4.6;

2.3.13.         all and any of the Liabilities to be assumed by the Company in accordance with Section 2.6;

2.3.14.         any Liability arising from the assignment, transfer, conveyance or delivery of any Transferred Asset to the Company or any Affiliate thereof; and

2.3.15.         any Liability arising out of, relating to or otherwise in respect of any Assumed Liability.

2.4.          Excluded Liabilities.  The Company will not assume or be liable for Liabilities of Conduit or relating to the Business, the Products or the Transferred Assets, except for the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

2.4.1.           any obligation or Liability arising from any of Conduit’s failure to perform any of the agreements or covenants contained in this Agreement or in any Transaction Document or incurred by Conduit in connection with the transactions contemplated by this Agreement or any Transaction Document;

2.4.2.           any current liabilities (as defined under GAAP) included in the Working Capital Certificate (as defined in the Working Capital Financing Agreement), including all accounts payable and accrued expenses owed to third parties, arising out or in respect of the Business and its operation by Conduit and its Representatives for the period prior to the Closing, excluding as set forth in Sections 2.3.3 and 2.3.12;

2.4.3.           any indebtedness for money borrowed arising out or in respect of the Business and its operation by Conduit and its Representatives for the period prior to the Closing, excluding as set forth in 2.3.11;

2.4.4.           any amount, if any, by which the monies placed in the Severance Fund as of the Closing is less than the amounts that would have been required to be transferred and paid to Israeli Employees had their employment been terminated by Conduit or the Transferred Subsidiaries at the Closing;

2.4.5.           any Liabilities incurred as a result of Conduit's breach of its obligations to pay salary or withhold Taxes under an Employment Agreement with an Employee or Consultant, solely with respect to the period prior to the Closing and/or any Legal Proceeding, pending or threatened, that any Employee or Consultant may have in connection with such breach against Conduit;

2.4.6.           the payment of December 2013 salaries and all related benefits and Taxes, payable in the ordinary course of business;

2.4.7.           any Liabilities for Taxes of or due by Conduit or its shareholders or its Subsidiaries or the Transferred Subsidiaries as a result of this Agreement and the transactions contemplated hereby;

2.4.8.           any Liabilities for (i) Taxes of or due by Conduit or its Subsidiaries that relate to the Excluded Assets or Excluded Liabilities for any taxable periods, (ii) Taxes of or due by Conduit or its Subsidiaries that relate to the Business, Transferred Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including any Taxes arising as a result of the Split and Liabilities for previously exempt Taxes and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

2.4.9.           any Liabilities for incremental Tax that the Company (or an Affiliate thereof) is required to withhold under applicable law as a result of the failure of any shares or options of Conduit or shares issued thereunder that were purported to qualify for capital gain treatment under Section 102(b) of the Tax Ordinance to so qualify;

2.4.10.         any and all of Conduit's and the Company's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any and all fees, costs and expenses (including, registration fees, Taxes and legal fees) incurred in order to record or register the transfer of the Transferred Assets to, and assumption of Assumed Liabilities by the Company (excluding any Third Party Intellectual Property Licenses);

2.4.11.         any Liabilities and Damages in respect of the pending Legal Proceeding set forth in Schedule 2.4.11;

2.4.12.         any Liabilities and Damages from third party claims by any Person alleging to be a holder of securities of Conduit and entitled to securities of the Company by virtue of the Split or this Agreement; and

2.4.13.         any Liabilities and Damages that may arise after the Closing from third party claims relating to Conduit Derivative Work breaching, misappropriating, diluting or infringing Third Party Intellectual Property, solely to the extent such breach, misappropriation, dilution or infringement would not have occurred but for Conduit Derivative Work.

2.5.          No Reprnesentations.  The Transferred Assets are transferred by Conduit on an “as is” basis, namely, their state or condition on the date hereof and on the Closing Date, whether or not any fact, act or circumstance of any nature whatsoever relating thereto is known, disclosed or discussed, and regardless of any investigation, inquiry or disclosure that was or could have been made, and whether or not any fact or circumstance is different than expected by the Company, and without receiving or relying on any representations or warranties with respect to such matters from Conduit and its Representatives, except for Conduit’s title in the Transferred Assets being on the Closing Date free and clear of Liens. Neither Conduit or the Company, nor any of their respective Representatives, makes any representation or warranty, express, implied or statutory (all of which are hereby fully disclaimed) under this Agreement, whether with respect to itself, the Transferred Assets, Assumed Liabilities or the transactions contemplated by this Agreement or any other agreement contemplated hereby, including without limitation, any warranty of merchantability, fitness for a particular purpose, any standard compliance, title and non-infringement, or that any Software or other Transferred Assets will be uninterrupted or error free. No oral or written information or advice given by any party or its Representatives shall in any way modify the provision of this Section 2.5, except to the extent of a written agreement duly executed by the parties.  Subject to the provisions of Section 7, Section 9.8 and Section 9.9 of this Agreement, in no event shall Conduit or its Representatives be liable for any Damage (including, but not limited to, procurement of substitute goods or services; loss of use, data, or profits; or business interruption) however caused and on any theory of liability, whether in contract, strict liability, or tort (including negligence or otherwise) arising in any way out of the use of the Transferred Assets or operation of the Business, even if advised of the possibility of such Damage.

2.6.          Further Conveyances and Assumptions; Consent of Third Parties.

2.6.1.           Effective at the Closing, Conduit hereby irrevocably and unconditionally constitutes and appoints the Company the true and lawful attorney of Conduit, with full power of substitution, in the name of Conduit or the Company, but on behalf of and for the benefit of the Company and at the Company’s cost and expense: (i) to demand and receive from time to time any and all the Transferred Assets and to make endorsements and give receipts and releases for and with respect to the same and any part thereof; and (ii) to institute, prosecute and settle any and all actions or proceedings that the Company may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets; (iii) to defend or settle any or all actions or proceedings with respect to any of the Transferred Assets, except that if indemnification is sought by the Company under Section 8.6, the provisions of Section 8.6 shall apply to such action or proceeding and the Company may not be entitled to defend or settle such action or proceeding except as set forth in Section 8.6, (iv) to do all such acts and things in relation thereto as the Company shall deem necessary or desirable. Conduit hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Conduit shall deliver to the Company at the Closing an acknowledged power of attorney to the foregoing effect executed and notarized and/or apostiled by Conduit as applicable as soon as reasonably practicable upon the Company’s demand, and in a form consistent with this Section 2.6.1.

2.6.2.           Without limiting the foregoing, in the event that Conduit receives, at any time after the Closing, any payments that is a Transferred Asset or that arise after the Closing and relate to the Business (including from any customer for payment under any Transferred Contract, but excluding any Excluded Asset), Conduit shall hold any such payments on trust for the Company and promptly transfer such payment to the Company (or any Affiliate of the Company designated by the Company). In the event that the Company receives, at any time after the Closing, any payments arising prior to the Closing and related to the Business (including from any customer or any Excluded Asset), the Company shall hold any such payments on trust for Conduit and promptly transfer such payment to Conduit (or any Affiliate of Conduit designated by it). In the event that the Company receives, at any time after the Closing, any request, demand or invoice for payments that are Excluded Liabilities, then the Company shall promptly provide such request, demand or invoice to Conduit for payment.

2.6.3.           From time to time following the Closing and without additional consideration to Conduit, Conduit and the Company shall execute, acknowledge and deliver in a reasonably prompt manner, all such further deeds, agreements, instruments, conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to the Company and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to the Company under this Agreement, including with respect to the Transferred Assets, and to assure fully to Conduit and its Affiliates, successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.  In addition, Conduit shall provide the Company with all information and copies of all Documents in its possession, which are part of the Excluded Assets and relate to Tax liabilities, as may be reasonably required to enable the Company to prepare its Tax returns for any post-closing Tax period.

2.6.4.           Notwithstanding anything to the contrary contained in this Agreement and without derogating from any of Conduit's obligations contained in this Agreement, to the extent the assignment, transfer, conveyance or delivery or attempted assignment, transfer, conveyance or delivery to the Company of any Transferred Asset (including, any Transferred Intellectual Property Licenses) is prohibited by any applicable law or would require any Consent or Permit of any Governmental Body or any third party, and such Consents or Permits shall not have been obtained prior to the Closing Date and the obtaining thereof is not a condition to the Closing, or that Closing has occurred irrespective that such condition was not met, then (other than in respect of sub-section (ii) below) this Agreement will not constitute an agreement to assign or transfer any such Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom and following the Closing, and without limiting the provisions set forth in Section 6:

(i)                 with respect to any Transferred Assets other than those governed by the other sub-sections below: Conduit shall be deemed to hold the respective Transferred Asset and all rights, benefits and privileges with respect thereto as a trustee for the sole benefit of the Company and shall manage such Transferred Asset solely in accordance with instructions of the Company. The parties shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such Consents or Permits. Pending such Consent or Permit, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Company the full benefits of use of such Transferred Asset, Conduit shall act on the reasonable instructions of the Company and Conduit shall not take any action in respect of the Transferred Asset without the prior written approval of the Company. Once such Consent or Permit for the assignment, transfer, conveyance or delivery of a Transferred Asset not assigned, transferred, conveyed or delivered at the Closing is obtained, Conduit shall promptly assign, transfer convey or deliver, or cause to be assigned, transferred, conveyed and delivered, such Transferred Asset to the Company for no consideration.  The Company shall be bound by and assume all Liabilities and Assumed Liabilities arising out of or relating to such Transferred Asset which shall be Assumed Liabilities, regardless of whether or not the Consent or Permit was obtained, provided that the Company receives the full benefit of such Transferred Asset.

(ii)               with respect to any Transferred Intellectual Property the registration of which was not yet completed and perfected in the name of the Company with the relevant Governmental Body prior to the Closing, then without limitation of any other rights of the Company, to the extent necessary to grant to the Company full and unrestricted use of such Transferred Intellectual Property, Conduit hereby grants to the Company, effective as of the Closing, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, assignable, sub-licensable, exclusive license to make or have made any use or exploitation with respect thereto, and to copy, modify, reproduce, decompile, distribute, market, sell, export, import, license, modify such Transferred Intellectual Property and create derivative works in respect thereof. The Company shall be bound by and assume all Liabilities and Assumed Liabilities arising out of or relating to such Transferred Intellectual Property which shall be Assumed Liabilities, regardless of when such registration is completed and perfected, provided that the Company receives the full benefit of such Transferred Intellectual Property;

(iii)               with respect to any Transferred Intellectual Property Licenses: the use of such licenses by the Company shall be governed by the Conduit Services Agreement for the term of such agreement, except to the extent that the Company shall, at its expense, obtain the required consent or right to use (or a renewal of a right of use that has terminated or expired) such third party Intellectual Property Licenses;

(iv)               with respect to non-disclosure, non-competition, non-solicitation and invention assignment agreements, provisions and arrangements to which Conduit is a party, which are primarily related to the Transferred Assets and/or the Business, the Transferred Intellectual Property or current or former employees, service providers or consultants of Conduit who are or were primarily engaged in the Business (the “Business NDA Agreements”) solely to the extent that such Business NDA Agreements relate to the Transferred Assets, and/or the Business and/or the Transferred Intellectual Property, the Company shall be entitled to benefit, for no consideration, from the rights of Conduit thereunder; provided that the Company shall be bound by and assume all Liabilities and Assumed Liabilities (as if the Business NDA Agreements were Transferred Contracts) arising out of or relating to such Business NDA Agreements which shall be Assumed Liabilities, regardless of whether or not they are assigned. In case of a claimed infringement or breach by any third party under a Business NDA Agreement related to the Transferred Assets and/or the Business and/or the Transferred Intellectual Property, at the request of the Company, Conduit shall institute Legal Proceedings and take any other reasonable actions, at the reasonable direction of the Company, against such infringing or breaching party, subject to Conduit’s written consent (which shall not be unreasonably withheld; it being clarified that the existence or potential of relations between Conduit and such Third Party shall constitute a reasonable reason for withholding consent). If such Legal Proceeding is instituted then the Company shall assume the prosecution and handling of such Legal Proceedings, and all the reasonable expenses incurred by Conduit with respect to the above shall be borne and paid by the Company. Conduit shall not settle or compromise or permit a default or consent to entry of any judgment without the consent of the Company, which shall not be unreasonably withheld. Nothing herein shall restrict the Company's rights to pursue any action to which it is legally entitled independently of Conduit.

2.6.5.           In the event that after the Closing the Company or Conduit discovers any asset or liability that is Transferred Assets or Assumed Liabilities, as applicable (or should have been listed on a scheduled thereto or explicitly listed hereto), or any Transferred Asset or Assumed Liability that was not explicitly identified hereunder for any reason (subject to Section 2.6.4), then such party shall promptly notify the other party and such and asset or liability shall be deemed a Transferred Asset or Assumed Liability under this Agreement, for no consideration, effective as of the Closing.

2.7.          Company’s Operations Post Closing. Without derogating from the obligations of Conduit under this Agreement, from the Closing, subject to the provisions of this Agreement and any other agreement between the parties (and to the extent thereof), the Company and its Affiliates shall have the exclusive authority, power and right to control all aspects of their business, including the Business, and shall be independently responsible to obtain, purchase and maintain any and all Permits, Consents and Contracts required for the Business, including, any third party Intellectual Property Licenses, insurance policies, framework operational agreement (such as car lease, mobile phones, fuel services, toll roads, etc.).  It is clarified that all Accounts Receivable resulting from the conduct of the Business following the Closing Date shall inure to the Company.

2.8.          Conduit’s Operations Post Closing.

2.8.1.           From the Closing, subject to any other agreement between the parties or any other agreement to which Conduit is bound (and to the extent thereof), Conduit and its Subsidiaries shall have the exclusive authority, power and right to control all aspects of their business, and shall not be subject to any restriction on their right to pursue any business, activity or operation, and any discussions, negotiations, or transactions with any person or entity and may do so at any time (including, for the sake of clarity, the operations and activities currently conducted by Conduit or its Subsidiaries of research, development, marketing, sale, distribution, maintenance, provision of services for, the products, applications, technologies or solutions described in Schedule 2.8.1, all works-in-progress and in development related thereto, and any search or advertisement activities thereto relating or in connection therewith) (the “Non-Business”).

2.8.2.           From the Closing and for a period of 24 months thereafter, subject to the provisions of any other agreement between the parties, Conduit and its Subsidiaries shall be entitled: to continue to make or have made any use or exploitation of the Transferred Intellectual Property and third party Intellectual Property Licenses (subject to their terms); to copy, modify, customize, reproduce or decompile such Intellectual Property and create derivative works in respect thereof (“Conduit Derivative Work”); and to integrate, embed, distribute, market, sell, distribute, export, import, license such Intellectual Property either in or with Conduit’s other products, services, applications, technologies or solutions or for Conduit’s and its Subsidiaries’ internal use and purposes. For the avoidance of doubt, the above use or exploitation of the Transferred Intellectual Property shall not be permitted in order to engage in activities that are exclusively within the Products included in the Business (and for the sake of clarity, if a certain asset may be used for an activity that can be considered both in the scope of Products included in the Business as well as out of such scope (including, Non-Business activities), then nothing herein shall be deemed or construed as preventing or limiting Conduit or its Representatives from using such asset outside of such scope (or for any Non-Business activities).  If Conduit and the Company, or any of their respective Affiliates, agree on a non-compete or other limitations on Conduit’s business after the Closing, then this Section 2.8 shall be subject to such limitations. For the avoidance of doubt, nothing herein shall limit Conduit from continuing to use and operate the “search.conduit.com” domain. Conduit and its applicable Subsidiaries shall exclusively own all Intellectual Property in and to any Conduit Derivative Work created, conceived, developed or reduced to practice by Conduit and its Subsidiaries after the Closing. Conduit's rights under this Section 2.8 shall not apply to any enhancements, improvements and derivative works of, or that are based on, any Transferred Intellectual Property created, conceived, developed or reduced to practice by the Company or its Subsidiaries following the Closing, except to the extent set forth in and subject to the Transition Services Agreement.

2.9.          Related-party Agreements.  Any and all Transferred Contracts (other than Employment Agreements) to which (to Conduit's knowledge) a Representative or shareholder of Conduit is a party shall automatically terminate as of the Closing, except for those contemplated hereby or attached hereto.

3.	EQUITY ALLOCATION; HOLDERS' COVENANTS.

3.1.          It is expressly agreed and acknowledged that no consideration of any kind is paid by the Company or to Conduit under this Agreement or the transactions contemplated hereby.

3.2.          The transfer of the Transferred Assets and Assumed Liabilities to the Company hereunder is effected pursuant to Section 105a(1) of the Tax Ordinance and is subject to obtaining by Conduit of a tax ruling from the Israeli Tax Authorities pursuant thereto, which includes also determinations relating to the tax treatment applying on the Mirror Options, the tax treatment of the transfer of the severance funds of the Employees and the tax treatment of certain other contemplated transactions (the “Tax Ruling”). In accordance with the Tax Ruling, no Taxes shall be withheld at source by the Company in connection with the issuances of Ordinary Shares and Adjusted Options hereunder. Conduit and the Company shall comply with any covenant, obligation or condition imposed on, or agreement by, such party in the Tax Ruling and/or the Tax Ordinance, and the other party may be entitled to seek, in addition to other rights and remedies existing in its favor at Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach, default or violation, or threatened breach, default or violation of any covenant, obligation or condition imposed on, or agreement by, such party in the Tax Ruling and/or the Tax Ruling.

3.3.          On the Closing, the one (1) Ordinary Share, par value NIS 0.01, of the Company (the “Ordinary Shares”), held as of the date hereof by MLG&LB Trust Ltd., as trustee on behalf of Conduit (the “Share Trustee”), shall, in accordance with its terms of issuance, be redeemed by the Company, for no consideration. The parties acknowledge that the Share Trustee shall not and will not be liable to any of the parties, their respective Representatives or any other Person whatsoever for any act done or omitted as the trustee, or in connection with its holding of the Ordinary Share as trustee or the redemption thereof, and Conduit shall indemnify the Trustee and hold the Trustee harmless against any Damage incurred by it arising out of or in connection with its service or actions as Trustee.

3.4.          On the Closing, each shareholder of Conduit as registered in Conduit’s register of shareholders maintained by Conduit as of 17:00 Israeli time on the Closing Date (the “Record Date”) shall be issued, for no consideration, the same number of Company’s Ordinary Shares, as the number of shares in the share capital of Conduit held by it (or by the Section 102 Trustee on its behalf) as of the Record Date (and regardless of the class or series thereof in Conduit’s share capital, if any). From the Closing, and by virtue of the Ordinary Shares held by the holder thereof, the holder shall have those rights and privileges, and be subject to such restrictions, as set forth in the Company’s Articles of Association, attached hereto as Schedule 3.4, and as may be amended from time to time, and no other rights. After the date hereof and until the Closing  , the Company’s Articles of Association may be amended to ready substantially as Conduit's articles of association then in effect or proposed to be adopted. The Company shall not issue share certificates representing the Ordinary Shares issued pursuant to this Section 3.4.

3.5.          On the Closing, each Employee and Consultant holding options to purchase shares in the share capital of Conduit under Conduit’s 2005 Option Plan (the “Option Plan”) that is outstanding and unexercised as of the Record Date (whether vested or unvested) (the “Mirror Options”) shall be granted, for no consideration, options to purchase the same number of Company’s Ordinary Shares as the number of shares subject to such Mirror Option as of the Record Date, on the terms and conditions as were applicable under such Mirror Option, including vesting schedule which shall be deemed to continue under the same original schedule as was applicable to the Mirror Option, but subject to the exercise price adjustment set forth below (an “Adjusted Option”).  The exercise price per share of an Adjusted Option Share shall be equal to the per share exercise price pursuant to such Mirror Option divided by the Value Exchange Ratio (as defined below), rounded to the nearest whole cent.  Adjusted Options in respect of Mirror Options held by and deposited with the Section 102 Trustee shall continue to be so deposited with the Section 102 Trustee in accordance with the provisions of Section 102 of the Tax Ordinance and the provisions of the Tax Ruling.

“Value Exchange Ratio” means such ratio to be agreed between Conduit and the Company by no later than the Closing Date.

3.6.          By no later than the Closing, the Board of Directors of Conduit (or, if appropriate, any committee administering the Option Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required so that all Mirror Options, shall terminate and expire on the Closing, without any further action.

3.7.          The calculations of the number of Ordinary Shares or Adjusted Options to which a holder of shares or options to purchase shares in the share capital of Conduit shall be entitled as set forth above shall be made with respect to any such holder based on the aggregate number of shares or options held by such holder (or by the Section 102 Trustee for its benefit).

3.8.          No later than three (3) Business Days from the Closing, Conduit shall deliver, or shall cause to be delivered, to the Company a copy of its register of shareholders and schedule of option holders, as the Record Date, and a schedule indicating the holder’s name and number of Ordinary Share or Adjusted Options to which such holder is entitled as set forth above.

3.9.          In consideration for the transactions contemplated hereby, the following covenants and undertakings apply to each holder of shares and options in the share capital of Conduit entitled to receive Ordinary Shares or Adjusted Shares as set forth above (a “Record Date Holder”), by virtue of the Section 350 Approval, the Articles of Association of the Company and any other agreement or consent signed by such holder:

3.9.1.           Each Record Date Holder, severally and not jointly, shall, indemnify, defend and hold harmless Conduit and the Company and its Representatives (in this section 3.9, the “Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Indemnified Parties for, any and all Damages paid, incurred, accrued or sustained by any Indemnified Party based upon, arising out of or otherwise in any way relating to or in respect of the breach, default or violation of any covenant, obligation or condition imposed on, or agreement by, such Record Date Holder in the Tax Ruling and/or the Tax Ordinance.  Conduit and the Company and their respective Representatives may be entitled to seek, in addition to other rights and remedies existing in their favor at Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach, default or violation, or threatened breach, default or violation of any covenant, obligation or condition imposed on, or agreement by, such Record Date Holder in the Tax Ruling and/or the Tax Ordinance.

3.9.2.           Effective as of the Closing, each Record Date Holder, in such holder’s capacity as such, hereby irrevocably and unconditionally waives, releases, acquits, indemnifies, holds harmless and forever discharges each of the Indemnified Parties and the Share Trustee of and from any and all actions or causes of action, suits, claims, liabilities, losses, Damages, in Law, Contract or in equity, that any such holder or its Representatives ever had, now has, or may have against any of the Indemnified Parties or the Share Trustee, arising out of or in connection with this Agreement and the transaction contemplated hereby (including, with respect to the formation of the Company and the transfer of the Transferred Assets and Assumed Liabilities), but except for the right of such Record Date Holder to receive Ordinary Shares and/or Adjusted Options pursuant to Section 3.4 and/or 3.5, as the case may be.

3.10.        Nothing herein, express or implied, shall confer upon any holder of shares or options to purchase shares in the share capital of Conduit or their respective Representatives or any beneficiary thereof, any rights or remedies under this Agreement, without derogating from such holder’s right to receive the Ordinary Shares and/or Adjusted Options, as the case may be, by virtue of other agreements or documents executed with or applying to such holder.

4.	CLOSING

4.1.          Closing Date.  Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the closing of the transfer of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Meitar, Liquornik, Geva, Leshem, Tal, law offices (or at such other place as the parties may designate in writing) at 5:00 p.m. (Israel time) on December 31, 2013 (the “Closing Date”). In the event that all conditions set forth in Section 6 hereof have been satisfied or waived, other than the condition set forth in Section 6.1.2, the Closing shall take place on such date as the condition set forth in Section 6.1.2 is satisfied. The actions and occurrences to occur prior to or at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered.

4.2.          Conduit’s Closing Deliverables. Conduit shall or shall cause to be delivered to the Company, at or prior to the Closing:

4.2.1.           Original share certificate(s) representing the Transferred Subsidiaries Shares or an affidavit of lost certificate with respect thereof duly executed by Conduit, in the form attached hereto as Schedule 4.2.1;

4.2.2.           A stock power, duly signed by Conduit, transferring the US Transferred Shares to the Company, made in accordance with the applicable charter documents of the US Subsidiary, in the form attached hereto as Schedule 4.2.2;

4.2.3.           A Deed of Transfer of Registered Shares in the capital of the BV Subsidiary, duly signed by Conduit, transferring the BV Transferred Shares to the Company, made in accordance with the applicable charter documents of the BV Subsidiary, in the form attached hereto as Schedule 4.2.3(a), together with a duly completed power of attorney  by the Company and Conduit ready for immediate filing with the applicable authorities, in the form attached hereto as Schedule 4.2.3(b); provided that if the deed may not be notarized and apostilled on the Closing Date than it shall be notarized and apostilled within three (3) Business Days following the Closing, and Closing shall not be delayed on account of the deliveries under this Section 4.2.3;

4.2.4.           A copy of a power of attorney of BV Subsidiary’s approving the transfer of the BV Transferred Shares from Conduit to the Company, as contemplated by this Agreement, in the form attached hereto as Schedule 4.2.4;

4.2.5.           The Bill of Transfer, duly executed by Conduit, in the form attached hereto as Schedule 4.2.5;

4.2.6.           The Assignment and Assumption Agreement, a duly executed by Conduit, in the form attached hereto as Schedule 4.2.6;

4.2.7.           Assignment deeds and powers of attorney with respect to any and all Transferred Patents, registrable Transferred Copyrights, Transferred Trademarks, Network Identifiers, any other registrable Transferred Intellectual Property and all the applications to register any of the foregoing, in forms suitable for recordation with the U.S. Patent and Trademark Office and all counterparts in all foreign jurisdictions, duly executed by Conduit;

4.2.8.           Updated lists and/or schedules of Transferred Assets, if any, pursuant to the last paragraph of Section 2.1;

4.2.9.           The Office and Administration Services Agreement, duly executed by Conduit, in the form attached hereto as Schedule 4.2.9 (the “Conduit Services Agreement”);

4.2.10.         The Working Capital Financing Agreement, duly executed by Conduit, in the form attached hereto as Schedule 4.2.10;

4.2.11.         A counterpart of the documents referred to in Sections 4.3.24.3.2 and 4.3.4 duly executed by Conduit;

4.2.12.         A counterpart of the documents referred to in Section 4.3.3 duly executed by Modular Patterns Ltd.; and

4.2.13.         A power of attorney, duly executed by Conduit as soon as reasonably practicable upon the Company’s demand, and in a form consistent with this Section 2.6.1.

4.3.          Company’s Closing Deliverables. The Company shall or shall cause to be delivered to Conduit, at or prior to the Closing:

4.3.1.           A counterpart of the documents referred to in Sections 4.2.2, 4.2.3, 4.2.5-4.2.10 duly executed by the Company;

4.3.2.           The Syndication Agreement with the Company, duly executed by the Company, in the form agreed in accordance with Section 5.1;

4.3.3.           The Publisher Agreement with Modular Patterns Ltd., duly executed by the Company, , in the form agreed in accordance with Section 5.1;

4.3.4.           The Transition Services Agreement, duly executed by the Company, in the form attached hereto as Schedule 4.3.4 (the “Transition Services Agreement”); and

4.3.5.           An instrument effecting the redemption of the Ordinary Share held by the Share Trustee, duly executed by the Company, in form attached hereto as Schedule 4.3.5.

5.	ADDITIONAL COVENANTS AND AGREEMENTS.

5.1.          Search Agreements.  The Parties shall negotiate in good faith and, by no later than the Closing, enter into syndication agreements for search monetization services between the Company and each of Conduit and Modular Patters Ltd., providing for commercial terms which are the most favorable terms for similar services of the Company, at any time and from time to time after the Closing.

5.2.          Public Disclosure. Unless otherwise agreed by the parties hereto, the parties shall not, and shall cause their respective Representatives not to, issue any press release, news release, or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, without the prior written approval of the other party (including to the content and timing of such statement or announcement), except if and as required by applicable Law. This section shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

5.3.          Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Section 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby.

5.4.          Third Party Consents and Notices.

5.4.1.           Conduit shall use its commercially reasonable efforts to obtain prior to the Closing the Consents under each Contract or from the Governmental Bodies, as listed on Schedule 5.4.1.

5.4.2.           Conduit shall use its commercially reasonable efforts to deliver a notice to the parties to the Transferred Contracts at or prior to the Closing, notifying them of the assignment to the Company, in the form(s) attached hereto as Schedule 5.4.2.

5.5.          Employees.

5.5.1.           The employment or engagement, as applicable, of all Employees and Consultants in accordance with their respective Employment Agreement shall be assumed by the Company as of the Closing. To the extent the transfer of any Employee to the Company would require any Permit of any Governmental Body and such Permit shall not have been obtained prior to the Closing Date, then the service of such Employees shall be governed by the Conduit Services Agreement until the earlier of such time as the required Permit is granted or the termination of employment by such Employee.

5.5.2.           The Employees are transferred through continuance of their employment, and, accordingly, all obligations and covenants that such Employees have undertaken in their Employment Agreement (including, confidentiality, non compete, non solicitation and invention assignment) shall inure to the benefit of the Company, as the employer from and as of the Closing, and all benefits that such Employees may be eligible to receive pursuant to their respective Employment Agreements, applicable Law or Plans shall be assumed by the Company, including, without limitation (but subject to Section 2.4.5 above), all wages, prior notice period (or payment in lieu thereof), recreation and/or recuperation pay, accumulated redeemable unused vacation days and sick leave, provident, pension or retirement plan, education fund, managers’ insurance, disability pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) until the Closing Date, and any right or benefit arising from the future termination of employment, including severance pay.

5.5.3.           Prior to the Closing, Conduit or the applicable employing Subsidiary shall make all such payments, transfers and fully fund all such amounts required to be placed with any severance fund or insurance policy (“Severance Fund”) that would have been required to be transferred and paid to Israeli Employees had the employment of such Employees been terminated by Conduit or the applicable employing Subsidiary at the Closing. Conduit or the applicable employing Subsidiary shall assign and transfer to the Company all its rights in all such Severance Funds with respect to the relevant Employees, and such Plans shall be deemed Transferred Assets hereunder as of the Closing.  To the extent the recordation of such assignment and transfer is not completed by the Closing Date, then the parties shall cooperate and take such further actions as are reasonably to record such assignment and transfer as soon as reasonably practicable after the Closing. For the avoidance of doubt, in the event that any Employee ceases to be employed by the Company after the Closing Date, the Company shall be solely responsible for any severance or other payments due to the Employee as a result of such termination of employment.

5.5.4.           Nothing in the Employment Agreement or other agreements between any Employees or Consultant and Conduit or its Subsidiaries shall as of the Closing, limit or restrict such Employee or Consultant from serving, as of Closing, as employees or consultant of the Company or any of its Subsidiaries.  As of the Closing, the Employees or Consultants shall be relieved and released from the non-compete and confidentiality obligations, each to the extent related to the Business, owed to Conduit or its Subsidiaries to such extent required to perform the obligations and duties under their respective Employment Agreement with the Company or its Subsidiaries.

5.5.5.           On and after the Closing Date, the Company shall cause each Employee and Consultant to receive full credit for all prior service with Conduit for purposes of determining any benefits to be received by such Employee or Consultant to the extent that service or length of employment or engagement is an applicable factor for determining benefits under any benefit Plan of the Company or its Subsidiaries or under applicable Laws.

5.5.6.           Conduit shall make reasonable efforts so that, by no later than the Closing, each Employee or Consultant shall sign: (i) an acknowledgment to Section 5.5.2; (ii) any required consent to give effect to Sections 3.5 and 3.6; (iii) an acknowledgement and consent to the terms of the Tax Ruling (in regards to tax treatment of option); (iv) confidentially undertaking towards Conduit and its Subsidiaries from the Closing.

5.5.7.           Nothing herein, express or implied, shall confer upon any Employee or Consultant, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment/engagement or continued employment/engagement for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

5.6.          Use of Name.  In order to allow the Split and the transition of the Business to the Company to occur in an orderly manner:

5.6.1.           (i) for a period from the Closing Date until 6 months from the Closing Date, the Company may use the Conduit URLs (as defined below) for new downloads or installs, except in case that the party to a search agreement that is a Transferred Contract does not agree to amend the domain or URL address referenced in such search agreement in which cases the Company may continue to use the existing domain or URL address until the end of the current term of such existing search agreement (not including renewals, automatic renewals or extensions). the Company shall implement the technological solution required to cease using or distributing the Conduit URLs as set forth above until the 6 months anniversary of the Closing, provided that to the extent until the 6 months anniversary of the Closing such implementation  could not be achieved due to a technological problems that could not have been reasonably expected, the Company may use the Conduit URLs for new downloads or installs for an additional 3 months period; (ii) until the later of: (1) 12 months anniversary of the Closing Date or (2) such time as the revenues of the Company from search activities of the Business that remain on the domain, sub-domain or URL addresses which include the word “conduit” (as listed on Schedule 5.6) (the “Conduit URLs”) are lower than 2% of the total revenues of the Company from search activities of the Business (the “Transition Period”), the parties shall coordinate the redirection of the Conduit URLs to a new search page address or domain. Within 30 days following the Transition Period, the Company shall cease using any Conduit URLs or any domain, sub-domain or URL address that includes the word “conduit” or that incorporate such word or any words substantially similar or confusingly similar thereto. Conduit shall be entitled to take all necessary steps for ceasing any non-compliant use, and the Company will render any assistance required by Conduit in connection with such redirection. For the avoidance of doubt, during the Transition Period and for 30 days thereafter, the Company may use in ad monetization agreements the Conduit URLs in connection with the Business.

5.6.2.           Other than as set forth in Section 5.6.1 above, the relevant domain, sub-domain or URL address in any ads monetization agreement, search agreements or any other applicable Contracts relating to the Business that is entered into after the Closing shall not include the word “conduit” or incorporate such word or any words substantially similar or confusingly similar thereto, but the new search page of the Company, and the Company shall make commercially reasonably efforts so that by no later than the 6 months anniversary of the Closing Date any applicable Transferred Contract shall also be amended to this affect.

5.6.3.           The Company shall use its commercial reasonable efforts so that by no later than the 6 months anniversary of the Closing Date any software signature file shall not include the word "conduit" or incorporate such word or any words substantially similar or confusingly similar thereto. The Company shall destroy the Conduit's software signature file.

5.6.4.           Subject to the foregoing, from the Closing the Company shall cease using any Marks and doing business under any Network Identifiers or Marks that include or incorporate the word “conduit” or any Marks or names substantially similar or confusingly similar thereto.

5.7.          Business Confidential Information. From and after the date hereof and except as permitted in this Agreement or in any other agreement between the parties and/or their Affiliates, Conduit shall, and shall cause its Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use, any Business Confidential Information, except that Conduit may disclose any such information to its Representatives undertaking in advance to be bound by confidentially and non use undertaking similar to those contained in this Section 5.7.  For purposes of this Section 5.7, “Business Confidential Information” shall mean any Trade Secrets or other confidential information with respect to the Transferred Assets, the Assumed Liabilities or the Business, but does not include information that (i) is in the public domain at the time of disclosure by Conduit or subsequently becomes so through no fault of Conduit; (ii) is furnished to Conduit and/or its Representatives by a third party having a lawful right to do so; (iii) was explicitly approved for release by written authorization of the Company or its Representatives; or (iv) is independently developed by Conduit, without benefit of Business Confidential Information, or is or relates to Conduit Derivative Work.  This Section 5.7 shall not restrict Conduit and its Representatives from acting in accordance with Section 2.8 nor shall it derogate or limit Section 2.8. Conduit shall be permitted to use or disclose Business Confidential Information (a) if such disclosure is required by law or is in response to a valid order of a court or inquiry by other Governmental Body for the purposes of such order or inquiry, provided that Conduit shall have promptly notified the Company in writing of such order or inquiry and, if reasonably requested by the Company, used commercially reasonable efforts to seek an appropriate protective order or other limitation on disclosure and/or request confidential treatment of such information, (b) in connection with any threatened or pending Legal Proceedings brought by or against any of them or the defense, Settlement or arbitration thereof, provided that (other than with respect to the Excluded Litigation (as defined below)) the Company approved such disclosure in advance and in writing (such approval not to be unreasonably withheld or delayed, taking into account the sensitivity of the Business Confidential Information and the materially and importance of the disclosure to Conduit); and (c) if such information does not relate only to the Business but also to other matters, activities, operations, products, assets or Intellectual Property of Conduit and its Representatives (the “Non-Business Activity”), but only to the extent related to the Non-Business Activity.

5.8.          Conduit Confidential Information. From and after the date hereof and except as permitted in this Agreement or in any other agreement between the parties and/or their Affiliates, the Company shall, and shall cause its Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use, any Conduit Confidential Information, except that the Company may disclose any such information to its Representatives undertaking in advance to be bound by confidentially and non use undertaking similar to those contained in this Section 5.8. For purposes of this Section 5.7, “Conduit Business Confidential Information” shall mean any Trade Secrets or other confidential information with respect to matters, activities, operations, products, assets or Intellectual Property of Conduit and its Subsidiaries (other than the Transferred Subsidiaries), including the Excluded Assets, the Excluded Liabilities and Conduit Derivative Work and excluding the Transferred Assets and the Transferred Liabilities, but does not include information that (i) is in the public domain at the time of disclosure by the Company or subsequently becomes so through no fault of the Company; (ii) is furnished to the Company and/or its Representatives by a third party having a lawful right to do so; (iii) was explicitly approved for release by written authorization of Conduit or its Representatives; or (iv) is independently developed by the Company, without benefit of Conduit Business Confidential Information.  The Company shall be permitted to use or disclose Conduit Business Confidential Information (a) if such disclosure is required by law or is in response to a valid order of a court or inquiry by other Governmental Body for the purposes of such order or inquiry, provided that the Company shall have promptly notified Conduit in writing of such order or inquiry and, if reasonably requested by Conduit, used commercially reasonable efforts to seek an appropriate protective order or other limitation on disclosure and/or request confidential treatment of such information, (b) in connection with any threatened or pending Legal Proceedings brought by or against any of them or the defense, Settlement or arbitration thereof, provided that Conduit approved such disclosure in advance and in writing (such approval not to be unreasonably withheld or delayed, taking into account the sensitivity of the Conduit Business Confidential Information and the materially and importance of the disclosure to the Company); and (c) if such information relates also to the Business, but only to the extent related to the Business.

5.9.          Bank Account.  Following the date hereof and prior to the Closing, the Company shall open and maintain a bank account with Bank Ha-Poalim or Bank Leumi.

5.10.        Access to Business Records.  Conduit shall afford the Company and its Representatives reasonable access upon reasonable notice and during business hours to Conduit’s books, e-mail archives and records that are not transferred pursuant to this Agreement, solely to the extent relating to the Business and subject to any information that is not related to the Business constituting Conduit Business Confidential Information.

5.11.        D&O Insurance. Effective as of the Closing Date, Conduit shall add the Company, at no expense to the Company, as an additional insured to its D&O liability insurance policy and its errors and omissions insurance policy. Such policies shall cover the liability of the Company and its directors and officers, as applicable, until such time as the Company and its directors and officers becomes covered by a policy purchased by the Company or an Affiliate thereof.

6.	CONDITIONS TO CLOSING

6.1.          Conditions Precedent to the Obligations of Each Party.  The respective obligations of each of the Company and Conduit to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1.1.           No Order.  There shall be no Order issued against Conduit or the Company either temporarily or permanently which has or could have the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining, prohibiting or preventing the consummation thereof.

6.1.2.           Tax Rulings. The following shall have been obtained from the Israeli Tax Authorities, in form and substance reasonably acceptable to Conduit and the Company:  (i) the Tax Ruling; (ii) a tax interim or final determination (as part of the Tax Ruling or otherwise) confirming that the treatment of Mirror Options and Adjusted Options as contemplated by this Agreement will not result in a requirement for an immediate Israeli tax payment (or any tax withholding by the Company), until such time as (x) any such Adjusted Option is exercised or (y) in the case of Adjusted Options which are part of a "Section 102 Plan," until the actual sale of the underlying shares by the holder of any such Adjusted Options or their release from the Section 102 Trustee, in accordance with the terms of such determination, and that in the case of Adjusted Options which are part of a "Section 102 Plan," the requisite holding period will be counted from the date of grant of the applicable Mirror Options (which determination may be subject to customary conditions regularly associated with such a ruling) and (iii) a tax determination (as part of the Tax Ruling or otherwise) confirming that the transfer of Severance Funds of Employees from Conduit to the Company will not result in any adverse tax consequences for the Company or for the Employees.

6.2.          Additional Conditions Precedent to Obligations of the Company.  The obligation of the Company to effect the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each and every of the following conditions (each of which may be waived by the Company in writing in its sole discretion):

6.2.1.           Covenants. Conduit shall have performed and complied in all material respects with all obligations, agreements and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

6.2.2.           Receipt of Closing Deliveries. The Company shall have received each of the deliverables set forth in Section 4.2, in form and substance provided thereby or reasonably acceptable to the Company.

6.3.          Additional Conditions Precedent to Obligations of Conduit.  The obligation of Conduit to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of each and every of the following conditions (each of which may be waived by Conduit in writing in its sole discretion):

6.3.1.           Covenants. The Company shall have performed and complied in all material respects with all obligations, agreements and conditions of this Agreement required to be performed or complied with by the Company on or prior to the Closing Date.

6.3.2.           Receipt of Closing Deliveries. Conduit shall have received all deliverables set forth in Section 4.3, in form and substance provided thereby or reasonably acceptable to Conduit.

7.	INDEMNIFICATION.

7.1.          From and after the Closing, the Company (in this section, the “Indemnifying Party”) shall, indemnify, defend and hold harmless Conduit and its Representatives (in this section, the “Indemnified Party”) from and against, and pay or reimburse, as the case may be, the Indemnified Parties for, any and all Damages paid, incurred, accrued or sustained by any Indemnified Party based upon, arising out of or otherwise in any way relating to or in respect of (i) the Transferred Assets and the Assumed Liabilities; (ii) any breach or violation of, default under, or non-compliance with the terms of or obligations arising under any Transferred Assets or Assumed Liabilities by or on behalf of the Company or the Transferred Subsidiaries (and any of their respective successors and assigns), or any such alleged breach, violation, default or non-compliance; (iii) the operations and activities of research, development, use, marketing, sale, distribution, maintenance, provision of services for, that are derived from, related to, or constitute an extension or expansion of the Business, the Products or the Transferred Assets by or on behalf of the Company and the Transferred Subsidiaries (and any of their respective successors and assigns) after the Closing; (iv) the breach, default or violation of any covenant, obligation or condition imposed on, or agreement by, or on behalf of, the Company in the Tax Ruling and/or the relevant provisions of the Tax Ordinance referenced in the Tax Ruling; or (v) any claim by any third party alleging or in connection with any of the foregoing clauses.

7.2.          From and after the Closing, Conduit (in this section, the “Indemnifying Party”) shall, indemnify, defend and hold harmless the Company and its Representatives (in this section, the “Indemnified Party”) from and against, and pay or reimburse, as the case may be, the Indemnified Party for, any and all Damages paid, incurred, accrued or sustained by any Indemnified Party based upon, arising out of or otherwise in any way relating to or in respect of (i) any Excluded Assets or any Excluded Liabilities; (ii) the breach, default or violation of any covenant, obligation or condition imposed on, or agreement by, Conduit in the Tax Ruling and/or the relevant provisions of the Tax Ordinance referenced in the Tax Ruling; and (iii) any claim by any third party alleging or in connection with the foregoing clauses.

In the following sections, the term "Indemnifying Party" shall refer to the Company or Conduit, as the case may be, and "Indemnified Parties" shall refer to Conduit and its Representatives or the Company and its Representatives, as the case may be.

7.3.          The Indemnifying Party's liability for Damages shall be reduced, if and to the extent by: (A) insurance proceeds, if any, actually received by the Indemnified Party with respect thereto; and (B) the proceeds and/or indemnification (net of Taxes) actually received by the Indemnified Party from any third party with respect thereto. In such cases, the Damages shall include the costs and expenses incurred by the Indemnified Party in recovery of such proceeds (including, any future increase of premiums on such account, and any deductibles payable). The Indemnifying Party's liability for Damages shall be increased to take account of any Tax incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity hereunder, insurance proceeds or proceeds from third parties.

7.4.          No investigation made by or on behalf of any Indemnified Party hereto or its Representatives or the knowledge of any such party’s or its Representatives shall effect or limit any indemnification rights hereunder.

7.5.          Indemnification Procedures.

7.5.1.           An Indemnified Party may deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party that is an entity (a “Notice of Claim”): (i) stating that the Indemnified Party has incurred, paid, reserved or accrued Damages, or, if known, reasonably anticipates that it may incur, pay, reserve or accrue, Damages (or that any Tax Authority or other Governmental Body may raise such matter in audit or investigation of such party or its Representatives, which could give rise to Damages); (ii) stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by the Indemnified Party to be incurred, paid, reserved or accrued); and (iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Damages included in the amount so stated and the nature of the claim to which such Damages are related. No delay in providing such Notice of Claim shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

7.5.2.           If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days from its receipt of the Notice of Claim that it has objections to such claim, or if the Indemnifying Party shall have submitted an objection with respect to only portion of the Damages claimed in the Notice of Claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of Damages referred to in the Notice of Claim, or the Damages not objected to by the Indemnifying Party in a notice of objection duly submitted, as the case may be.  If an Indemnifying Party in good faith objects in writing to any claim or claims by Indemnified Party made in any Notice of Claim within such 30-day period, the Indemnified Party and the Indemnifying Party shall attempt in good faith for 30 days after receipt of such written objection to resolve such objection. If they shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Indemnified Party shall be entitled to conclusively rely on any such memorandum. If no such agreement can be reached during the 30-day period for good faith negotiation, but in any event upon the expiration of such 30-day period, either the Indemnified Party or the Indemnifying Party may refer the matter to arbitration in accordance with Section 9.4 hereof to resolve the matter.

7.6.          Third Party Claims.

7.6.1.           In the event that any Indemnified Party in question becomes aware of a claim or demand from a third party (including a claim, demand, audit, investigation or an inquiry by any Governmental Body) (a “Third Party Claim”) as to which the Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnified Party will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

7.6.2.           The Indemnifying Party may upon notice to the Indemnified Party assume the conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with it in connection therewith; provided, that the Indemnified Party shall be entitled to assume the defense or settlement of such action to the extent: (i) any relief other than monetary Damages is sought against the Indemnified Party; (ii) such action involves criminal or quasi-criminal allegations; (iii) if, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend; or (iv) the Indemnified Party shall have reasonably concluded (based on opinion of a legal counsel) that there a conflict of interest exists between the Indemnified Party and Indemnifying Party in the conduct of the defense or settlement of such action.

7.6.3.           If the Indemnifying Party assumes the defense of a Third Party Claim, then: (i) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in its possession or control that may reasonably be necessary to the defense or settlement of such Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments relating to such Third Party Claim; (iii) the Indemnifying Party shall not be permitted to effect any settlement, adjustment, compromise of such Third Party Claim or any of the claims made in connection therewith, consent to the entry of any judgment or cease the defense (each, in this Section 7.6 a "Settlement"), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless: (A) such Settlement involves no finding or admission of any breach by any Indemnified Party of any obligation to any other Person or any violation by any Indemnified Party or its Representatives of any Laws; (B) such Settlement involves no non-monetary relief, remedy or obligation applying to the Indemnified Party or its Representatives, including any restrictions or limitation on the ability of the Indemnified Parties or its Representatives to operate or compete; and (C) the Settlement includes an irrevocable and unconditional release in favor of the Indemnified Party of and from any and all actions or causes of action, suits, claims, liabilities, losses or Damages arising out of or in connection with the Third Party Claim or any the Legal Proceeding relating thereto.  The Indemnifying Party will not effect or consent to any Settlement of a Third Party Claim or any of the claims made in connection therewith providing for a sole relief from the Indemnified Parties that is monetary Damages, if it (or any party other than the Indemnified Parties) do not have sufficient financial resources to bear and pay such Damages in full.  If the Indemnifying Party is assuming the defense of any Third-Party Claim as set forth above, the Indemnified Party shall nonetheless have the right to participate in the defense or Settlement negotiations of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, at the Indemnified Party’s cost and expense and with counsel of its choosing.

7.6.4.           In the event that either the Indemnifying Party does not assume the control of the defense of any Third-Party Claim or any of the conditions in Section 7.6.2(i)-(iv) above are (or become) unsatisfied, the Indemnified Party may defend against and consent to any Settlement with respect to, the Third-Party Claim in any manner it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (and the costs and expenses incurred by the Indemnified Party in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration fees, costs and expenses) shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to a claim made hereunder); provided that in case the Indemnifying Party does not assume the control due to the conditions in Section 7.6.2(i)-(iv)then the Indemnifying Party shall not be liable for any Settlement effected without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld).

7.6.5.           In connection with any defense or Settlement of a Third Party Claim, the parties shall, and shall cause their respective Representatives to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish to each other such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith (to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party or contain proprietary and/or confidential information thereof).

7.6.6.           With respect to the Excluded Liability set forth in Section 2.4.9, the foregoing shall not apply and the Indemnifying Party may upon notice to the Indemnified Party assume the conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with it in connection therewith. If the Indemnifying Party did not assume the defense then the Indemnified Party shall assume the defense and Settlement of such Third Party Claim and: (i) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in its possession or control that may reasonably be necessary to the defense or Settlement of such Third Party Claim; (ii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments relating to such Third Party Claim; (iii) the Indemnified Party shall not be permitted to effect any Settlement of such Third Party Claim or any of the claims made in connection therewith, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall have the right to participate in the defense or Settlement negotiations of such Third-Party Claim, or meeting with such third party (and the Indemnified Party shall advise it of the same in advance) at the Indemnifying Party’s cost and expense and with counsel of its choosing.

7.6.7.           This Section 7.6.7 shall apply with respect to the Excluded Liability set forth in Section 2.4.92.4.11 (the “Excluded Litigation”) and the handling of the defense (including appeal) and Settlement thereof, notwithstanding anything in the foregoing.  Conduit shall continue to have sole control of the defense and Settlement thereof, through counsel of its choosing, at its expense, and in any manner it may deem appropriate and need not consult with, or obtain any consent from, the Company.  The Company shall, and shall cause its Representatives, to comply with Section 7.6.5 which shall apply to the Excluded Litigation and the defense and Settlement thereof as it applies to a Third-Party Claim.  If required, the Company shall enter into any Settlement of an Excluded Litigation if: (i) such Settlement involves reasonable obligations, restrictions or limitation (and for such purpose any limitation or course of action or operation that is the ordinary course of business or operation of the Business is deemed reasonable); and (ii) if applicable, any relief from the Company that is monetary Damages is satisfied by Conduit (or any party other than the Company).

8.	TERMINATION OF AGREEMENT.

8.1.          This Agreement may be terminated prior to the Closing as follows:

8.1.1.           by mutual written consent of the Company and Conduit;

8.1.2.           by either the Company or Conduit, on or after February 28, 2014  such other date that the Company and Conduit may agree upon in writing, if the Closing shall not have occurred by the close of business on such date, provided however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before such date or that has caused any of the conditions set forth in Section 6 not to have been satisfied on or before such date;

8.1.3.           by either the Company or Conduit if there shall be in effect a final non-appealable injunction or other Order of a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or a material portion thereof; provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach of this Agreement has been the cause of or resulted in such injunction or other Order;

8.1.4.           by the Company, if Conduit shall have breached any covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Conduit of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 to be satisfied if the Closing was to occur on such date; or

8.1.5.           by Conduit, if the Company shall have breached any covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 to be satisfied if the Closing was to occur on such date.

8.2.          Procedure Upon Termination.  In the event of termination by the Company or Conduit, or both, pursuant to Section 8 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, except for this Section 8.2 and Sections 5.2, 8.3 and 9 of this Agreement, which shall remain in full force and effect.

8.3.          Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without any liability to any of the parties and their respective Representatives; provided, however, that nothing in this Section 8.3 shall relieve a party or its Representatives of any liability for a willful or material breach of this Agreement prior to the effective date of such termination. No party shall be liable for any consequential, incidental or indirect damages, including loss of profits or loss of opportunities of the other party.

9.	MISCELLANEOUS.

9.1.          Entire Agreement.  This Agreement (including the schedules and exhibits hereto and all other Transaction Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), among the parties hereto with respect to the subject matter hereof.

9.2.          Amendments and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the parties hereto, or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3.          No Third Party Beneficiaries; Assignment.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement (including, without limitation of the generality of the foregoing, as specifically disclaimed in Sections 3.10 and 5.5.7), but other than rights expressly granted to Representatives of a party hereunder. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by either Conduit or the Company without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that after Closing, either party may assign this Agreement and any or all rights or obligations hereunder to any Affiliate. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

9.4.          Governing Law; Jurisdiction; Arbitration.

9.4.1.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof.

9.4.2.           Submission to Jurisdiction. Subject to the arbitration provisions in sub-Section 9.4.3, each of the parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the competent courts located in Tel-Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court or; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties to this Agreement hereby agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

9.4.3.           Arbitration

(i)                 Any disputes arising between the parties relating to this Agreement, or its interpretation, execution or breach thereof, shall be exclusively resolved by arbitration to be conducted and all decisions and awards shall be rendered in accordance with the rules of the Israeli Arbitration Law, 1968 (the “Arbitration Law”), which rules and procedures are deemed to be incorporated by reference into this Agreement, except as otherwise provided herein.  Any such arbitration (including its existence, any material exchanged or disclosed therein, the proceedings and the arbitrator’s award) shall be conducted on a confidential basis, in the Hebrew language, in Tel Aviv, Israel (or as determined by the arbitrator), by one arbitrator who shall be an attorney admitted to practice in Israel or a retired judge, appointed pursuant by the parties upon mutual consent.  However, if the parties are unable to agree on the identity of the arbitrator within 15 days of a party's request to appoint an arbitrator, then each party shall appoint one person within 7 days, and such persons shall determine the identity of the arbitrator within 7 days (from the end of aforesaid 7-days period); and if such two persons are unable to agree within the 7 days period, then the either Party may refer the determination of the identity of the arbitrator to the Chairman of the Tel Aviv District of the Israel Bar Association.  All aspects of the arbitration proceedings, including all preliminary and post-ruling matters, shall be conducted in accordance with Israeli substantive laws then in force. The arbitrator shall be authorized to determine the procedural and evidentiary rules applicable to the arbitration and shall not be bound by rules of civil procedure or the principles governing admissibility of evidence.  The arbitrator shall have the right to order discovery and to shall conduct such hearings or hear such presentations by the parties (either together or ex parte) as he in his sole discretion deems necessary. The arbitrator may meet with each of the parties separately, and the parties hereby undertake to fully cooperate with the arbitrator and provide him with all materials requested by him without any delays. The arbitration proceedings shall not exceed 30 Business Days from the commencement of the proceedings. The arbitrator shall be requested to provide its written determination within 30 days after the completion of the arbitration proceedings.

(ii)                Notwithstanding anything in this Section 9.4.3, each party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until the arbitrator is appointed.  The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

(iii)               The award of the arbitrator shall be in writing and shall include the basis and reasoning for its findings, and shall be conclusive and binding upon the parties, except as provided in the Arbitration Law.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction.  The discretion of the arbitrator to fashion remedies hereunder shall not be broader than the legal and equitable remedies available to a court in Israel.  The arbitrator shall have the right to order injunctive relief and the payment of attorneys' fees, costs and other damages.  The findings and determination of the arbitrator in the arbitration award shall be final and binding on the parties, and may be challenged or subject to any appeal in accordance with the Arbitration Law only in an appeal arbitration conducted in accordance with the provisions of this Section 9.4.3.

(iv)               Each of the parties to the arbitration shall pay its own expenses, and the parties shall share equally the fees and expenses of the arbitration proceeding (including the arbitration fees and expenses), unless otherwise determined by the arbitrator in its arbitration award.

(v)                This Section shall constitute an arbitration agreement under the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

9.5.          Notices.  All notices and other communications under this Agreement shall be in writing shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile (with confirmation of transmission) or email (with confirmation of receipt) (and shall be deemed to have been duly given upon delivery, or if delivered on a non-Business Day or after recipient’s business hours, on the first Business Day after delivery), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five (5) days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or contact details as a party may have specified by notice given to the other party pursuant to this provision, provided, however, that any notice of change of address or contact details shall only be valid upon actual receipt):

If to Conduit, to:

Omer Shmueli
Telephone:    +972-8-946-1713
E-mail:  Omer.Shmueli@conduit.com

If to the Company, to:

Keren Alony Edlund
Telephone:      +972-8-946-1713
E-mail: Keren.Edlund@conduit.com

9.6.          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.7.          Expenses.  Whether or not the Closing is affected, and except as specifically and expressly provided otherwise in this Agreement, Conduit shall bear all costs and expenses incurred by any party in connection with the negotiation, execution and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (including, without limitation, investment banking, financial advisors, legal and accounting fees).  This Section shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

9.8.          Sole Remedy. The parties hereby agree that, from and after the Closing Date, the indemnification provisions set forth in Section 8 shall be the parties’ sole and exclusive liability and remedy under or in connection with this Agreement and the other Transaction Documents with respect to any Damages incurred by either such party in connection with this Agreement and the other Transaction Documents; provided, however, that the foregoing shall not (a) apply to claims based on fraud by the other party, or (b) preclude either party from enforcing its right to specific performance. No party shall have the right to set-off or right of recoupment by Law.

9.9.          Specific Performance.  The parties acknowledge and agree that the breach of this Agreement may cause irreparable damage to the parties and that the parties may not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable, subject to Section 9.4, by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

9.10.        Interpretation. Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each Transaction Document to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery of the Transaction Documents. Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Agreement or any other Transaction Document, no party has had any preference in the design of the provisions of this Agreement (within the meaning of Section 25(b1) of the Contracts Law (General Part), 1973 (as amended).

9.11.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- Signature Pages Follow -

IN WITNESS WHEREOF, the parties hereto have caused this SPLIT AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ClientConnect Ltd.	Conduit Ltd.
/s/ Ronen Shilo CONDUIT LTD I.D 513669671
By: /s/ Dror Erez	By: /s/ Dror Erez
Name:	Name:
Title:	Title:

LIST OF SCHEDULES

Schedule	1.1.3	Definition of the Products
Schedule	1.1.6	List of Consultants
Schedule	1.1.10	List of Employees
Schedule	1.1.37	Transferred Intellectual Property Licenses
Schedule	1.1.38	Transferred Network Identifiers
Schedule	1.1.39	Transferred Patents
Schedule	1.1.40	Transferred Software
Schedule	1.1.42	Transferred Trademarks
Schedule	2.1.2	Transferred Equipment
Schedule	2.1.4(a)	Transferred Contracts
Schedule	2.1.4(b)	Special treatment of certain Transferred Contracts
Schedule	2.1.17	Permits
Schedule	2.2.1	Non Transferred Contracts
Schedule	2.4.11	Excluded Litigation
Schedule	2.8.1	Conduit’s Non-Business
Schedule	3.4	Company's Articles of Association
Schedule	4.2.1	Affidavit of lost certificate
Schedule	4.2.2	US Transferred Shares stock power to Conduit
Schedule	4.2.3(a)	BV Transferred Shares deed of transfer
Schedule	4.2.3(b)	Notice of BV Transferred Shares transfer
Schedule	4.2.4	Power of attorney re transfer of the BV Transferred Shares
Schedule	4.2.5	Bill of Transfer
Schedule	4.2.6	Assignment and Assumption Agreement
Schedule	4.2.9	Office and Administration Services Agreement
Schedule	4.2.10	The Working Capital Financing Agreement
Schedule	4.3.4	Transition Services Agreement
Schedule	4.3.5	Instrument Effecting the Redemption
Schedule	5.4.1	Consents
Schedule	5.4.2	Form of Notices
Schedule	5.6	Use of Name/URLs